Exhibit 99.1

FOR IMMEDIATE RELEASE

Media: Debbie Mitchell (614) 757-6225 debbie.mitchell@cardinalhealth.com	Investors: Sally Curley (614) 757-7115 sally.curley@cardinalhealth.com

PHARMACEUTICAL DISTRIBUTION AGREEMENT BETWEEN
CARDINAL HEALTH AND WALGREENS TO END AUGUST 2013

DUBLIN, Ohio, March 19, 2013 — Cardinal Health announced today that its pharmaceutical distribution contract with Walgreen Co. (Walgreens), which is scheduled to expire at the end of August 2013, will not be renewed.

“Although we are not yet ready to provide fiscal 2014 earnings guidance, our portfolio has considerable balance and we have prepared strategies to mitigate the impact of a Walgreens nonrenewal. Based on this, we will target a 2014 non-GAAP diluted earnings per share from continuing operations1 to be at least similar to the fiscal year 2013 guidance range of $3.42 to $3.50 we provided in our fiscal 2013 second quarter earnings release. We intend to provide more color on fiscal 2014 during our fiscal 2013 third and fourth quarter earnings calls,” said George Barrett, Chairman and CEO.

The company also noted that earnings for the current fiscal year 2013 would not be negatively impacted as the current Walgreens agreement remains in place throughout fiscal 2013.

Sales to Walgreens, one of Cardinal Health’s two largest customers, generated approximately 21 percent of consolidated revenue for fiscal 2012. For this period, approximately 60 percent of revenue from Walgreens was classified as bulk sales, which, as described in the Form 10-K for the fiscal year ended June 30, 2012, has significantly lower segment profit as a percentage of revenue than non-bulk sales. Walgreens bulk and non-bulk sales have meaningfully less segment profit as a percentage of revenue than average bulk and non-bulk sales. After the expiration of this contract, the company also anticipates a significant net working capital decrease based on reduced inventory and accounts receivable, partially offset by reduced accounts payable. Based on the expected working capital decrease and other factors, it is anticipated that the expiration of the Walgreens contract will result in a meaningful net, after-tax benefit to cash flow from operating activities in fiscal 2014.
1(1) Non-GAAP diluted earnings per share from continuing operations: earnings from continuing operations (A) excluding (1) restructuring and employee severance, (2) acquisition-related costs (including amortization of acquisition-related intangible assets), (3) impairments and loss on disposal of assets, (4) litigation (recoveries)/charges, net, and (5) other spinoff costs, each net of tax, (B) divided by diluted weighted average shares outstanding.

Non-GAAP Financial Measures
Cardinal Health presents non-GAAP diluted earnings per share from continuing operations on a forward-looking basis. The most directly comparable forward-looking GAAP measure is diluted earnings per share from continuing operations. The company is unable to provide a quantitative reconciliation of this forward- looking non-GAAP measure to the most directly comparable forward-looking GAAP measure, because the company cannot reliably forecast restructuring and employee severance, acquisition-related costs (including amortization of acquisition-related intangible assets), impairments and loss on disposal, and litigation (recoveries)/charges, which are difficult to predict and estimate. Please note that the unavailable reconciling items could significantly impact the company's future financial results.

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About Cardinal Health
Headquartered in Dublin, Ohio, Cardinal Health, Inc. (NYSE: CAH) is a $108 billion health care services company that improves the cost-effectiveness of health care. As the business behind health care, Cardinal Health helps pharmacies, hospitals, ambulatory surgery centers and physician offices focus on patient care while reducing costs, enhancing efficiency and improving quality. Cardinal Health is an essential link in the health care supply chain, providing pharmaceuticals and medical products to more than 60,000 locations each day. The company is also a leading manufacturer of medical and surgical products, including gloves, surgical apparel and fluid management products. In addition, the company supports the growing diagnostic industry by supplying medical products to clinical laboratories and operating the nation's largest network of radiopharmacies that dispense products to aid in the early diagnosis and treatment of disease. Ranked #21 on the Fortune 500, Cardinal Health employs more than 30,000 people worldwide. More information about the company may be found at cardinalhealth.com and @CardinalHealth on Twitter.

Cautions Concerning Forward-Looking Statements
This news release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "will," "should," "could," "would," "project," "continue," “likely,” and similar expressions, and include statements reflecting future results or guidance, statements of outlook and expense accruals. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include uncertainties relating to the ability of Cardinal Health to successfully implement measures to mitigate the impact of the expiration of the pharmaceutical distribution contract with Walgreen Co. at the end of August 2013; the ability to achieve the expected benefits from the AssuraMed acquisition, including the expected accretion in earnings; competitive pressures in Cardinal Health's various lines of business; the loss of one or more key customer or supplier relationships or changes to the terms of those relationships, including CVS Caremark Corporation, whose contract currently is scheduled to expire in June 2013; the timing of generic and branded pharmaceutical introductions and the frequency or rate of pharmaceutical price appreciation or deflation; uncertainties due to government health care reform including federal health care reform legislation; changes in the distribution patterns or reimbursement rates for health care products and services; the effects of any investigation or action by any regulatory authority; changes in the cost of commodities such as oil-based resins, cotton, latex and diesel fuel; uncertainties concerning Cardinal Health’s ability to achieve the expected benefits of its Medical segment’s business transformation project. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This news release reflects management's views as of March 19, 2013. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.